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                                                              EXHIBIT 99.3


                          INFORMATION RESOURCES, INC.
                 NON-QUALIFIED DEFINED CONTRIBUTION PLAN TRUST

         THIS TRUST AGREEMENT ("AGREEMENT") is made and entered into by Information Resources, Inc., an Illinois corporation (the "Company"), and LaSalle Bank National Association, and its successor or successors and assigns in the trust hereby evidenced, as trustee (the "Trustee"), effective as of December 3, 1999.

                                  WITNESSETH:

         WHEREAS, the Company has adopted the Information Resources, Inc. Non-Qualified Defined Contribution Plan, effective as of December 3, 1999 (the "Plan"), for the benefit of its employees; and

         WHEREAS, the Plan is designed to invest in shares of the Company's common stock (the "Common Stock"), and is not intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Company wishes to establish a trust (the "Trust") and to contribute to the Trust shares of the Company's Common Stock that shall be held therein, until paid to the participants of the Plan or their beneficiaries in such manner and at such times as specified in the Plan; and

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


                                   ARTICLE I
                                  INTRODUCTION

         1.01 The Trust, the Plan, Participants. This Agreement and the Trust hereby evidenced shall be known as the "Information Resources, Inc. Non-Qualified Defined Contribution Plan Trust." The purpose of the Trust is to hold shares of Common Stock and any other property (including cash) that may be contributed by the Company in accordance with the provisions of the Plan for allocation to designated Participants and their beneficiaries, which employees and beneficiaries are referred to herein as "Participants."

         1.02 Status of Trust. The Trust is intended to constitute a nonexempt employees' trust under Section 402(b) of the Internal Revenue Code, as amended, and shall be construed accordingly.

               (a) The Trustee shall accept an initial contribution from the Company of Common Stock of the type and kind described in the Plan ("Company Stock"). Additional contributions may be made in Company Stock or cash in accordance with the provisions of the Plan.

               (b) The Trust shall be a domestic nonexempt employees' trust established upon its approval by the Board of Directors.



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                (c) The principal of the Trust, and any earnings thereon, shall be used exclusively to pay expenses of the Trust and benefits to the Participants as set forth herein and in the Plan.

         1.03 Acceptance. The Trustee accepts the duties and obligations of the Trustee hereunder, agrees to accept delivery of property delivered to it by the Company pursuant to paragraph 1.02 of this Agreement, and agrees to hold such property (and any proceeds from the investment of such property) in trust in accordance with this Agreement.

         1.04 The Committee. The committee that is responsible for the administration of the Plan is the committee appointed by the Board to administer the Plan pursuant to Section 8.01 of the Plan (the "Committee"). The Committee has certain powers, rights and duties under this Agreement as described below. The Trustee may request from time to time that an officer of the Company certify to the Trustee the person or persons who are acting as the members of the Committee or who have been delegated the authority to act on behalf of the Committee. The Trustee may rely on the latest certificate received without further inquiry or verification.

                                   ARTICLE II
                         MANAGEMENT OF THE TRUST ASSETS

         2.01 The Trust Assets. Unless the context clearly implies or indicates otherwise, the term "Trust Assets" means the Company Stock and all other Company contributions, together with all accumulations, accruals, earnings, and income with respect thereto, held under this Agreement by the Trustee or any custodian.

         2.02.1 Trustee's General Powers, Rights and Duties. Notwithstanding any powers granted to the Trustee pursuant to this Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code. With respect to the Trust Assets, and subject to the limitations expressly provided in the Plan or this Agreement or imposed by applicable law (including the powers reserved to the Committee or the Company), the Trustee shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan or this Agreement or by law:

                (a) In accordance with the terms of the Plan and this Agreement, as directed by the Committee. the Trustee shall hold, manage, administer, and distribute the Trust Assets for the payment of Trust expenses and for the exclusive benefit of Participants and their Beneficiaries.

                (b) As directed by the Committee, the Trustee may also place Trust Assets in various deposit accounts offered by any bank or savings and loan association, including the Trustee, invest in other securities or investments desirable for the Trust, or in any kind of investment fund, or Trust Assets may be held temporarily in cash.

                (c) To vote stock and other voting securities personally or by proxy, provided, however, that the Trustee shall have no discretion and shall be required to vote, tender or exchange shares of Stock held by the Trustee as follows: (i) shares of Stock allocated to a Participant's Stock Account shall be voted, tendered or exchanged, as applicable, in accordance with any instructions received from such Participant or such Participant's authorized




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         representative pursuant to a duly executed power of attorney or similar instrument, (ii) shares of Stock held in a Participant's Stock Account with respect to which the Trustee does not receive instructions shall not be voted, tendered or exchanged, as applicable, and (iii) shares of Stock held in the Unallocated Stock Account shall be voted, tendered or exchanged, as applicable, in the same proportion as the shares of Stock allocated to Participants' Stock Accounts with respect to which instructions are received by the Trustee are voted, tendered or exchanged.

                (d) To exercise any options, subscription rights and conversion privileges with respect to any Trust Assets.

                (e) To participate in reorganizations, consolidations, mergers, dissolutions, recapitalizations, refinancings and similar transactions with respect to the Company Stock or any other securities.

                (f) With the approval of the Committee, to borrow from anyone, including any bank acting as Trustee, to the extent permitted by law, such amounts from time to time as the Trustee considers desirable to carry out this Trust (and to mortgage, pledge, lease, or otherwise dispose of, or grant options with respect to, all or part of the Trust Assets).

                (g) To give general or specific proxies or powers of attorney with or without powers of substitution.

                (h) To make payments from the Trust Assets for Trust expenses and to provide benefits that have become payable under the Plan or pursuant to paragraph 4.06 of this Agreement.

                (i) To maintain in the Trustee's discretion any litigation the Trustee considers necessary in connection with the Trust Assets, subject to paragraph 4.04 of this Agreement.

                (j) To maintain accurate and detailed records of all investments, receipts, disbursements, and all other transactions of the Trust, including such other records as the Committee specifies and the Trustee agrees to, which records may be audited from time to time by the Committee or anyone named by the Committee. However, the Trustee shall not be responsible for maintaining the records of Participants' Accounts under the Plan, for the administration of the Plan, or for the computation of Company contributions to the Plan.

                (k) To furnish periodic accounts to the Committee for such periods as the Committee may specify, showing all investments, receipts, disbursements and other transactions involving the Trust during the applicable period. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Committee a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be, and the fair market value as of the end of the year of every asset held in the Trust and the amount and


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         nature of each liability of the Trust. The Committee may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within six (6) months from the date upon which the accounting was delivered to the Committee.

                (l) To furnish the Company with such information in the Trustee's possession as the Company may request for tax or other purposes.

                (m) To employ agents, attorneys, accountants, and other persons (who also may be employed by the Company or the Committee), to delegate discretionary powers to such persons, and to reasonably rely upon information and advice furnished by such persons; provided that each such delegation and the acceptance thereof by each such person shall be in writing; and provided further that the Trustee may not delegate its responsibilities as to the management or control of the Trust Assets.

                (n) To perform all other acts which in the Trustee's judgment are appropriate for the proper management, investment and distribution of the Trust Assets.

         2.02 Standard of Care. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or the Committee, as appropriate, which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by the Company or the Committee, as appropriate. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         2.03 Company's Right to Substitute Assets. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

                                  ARTICLE III
                       MANNER OF ACTION OF THE COMMITTEE

         The Committee members may act by meeting, or by writing signed without meeting, and may sign any document by signing one document or concurrent documents. If a member of the Committee is a Participant, he or she may not decide any matter or question concerning any payments to be made to him or her from the Trust (other than matters or questions that he or she would have the right to decide even he or she were not a member of the Committee). Action by the Committee may be taken, at a meeting of the Committee, by the vote of a majority of the Committee's disinterested members. Any written action in lieu of a meeting must be by consent of a majority of all disinterested members of the Committee, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determinations of the Committee on all matters relating to the Plan shall be final, binding and conclusive.

                                   ARTICLE IV
                               GENERAL PROVISIONS


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         4.01   Non-Reversion. Subject to the provisions of paragraphs 2.03,
6.01 and 6.02 of this Agreement and the corresponding sections of the Plan, the Trust is irrevocable, and at no time shall any part of the assets of the Trust revert to the Company or be used for or diverted to purposes other than to pay Trust expenses or for the exclusive benefit of Participants. However, the Company may, by notice in writing to the Trustee, direct that all or part of the Trust Assets be transferred to a successor trustee under a trust which is for the exclusive benefit of such Participants; and thereupon, the Trust Assets, or any part thereof, shall be paid over, transferred or assigned to said successor trustee, free from the Trust created hereunder; provided, however, that no part of the Trust Assets may be used to pay contributions of the Company under any other plan maintained for the benefit of the Company's employees.

         4.02 Non-alienation of Trust Assets. To the extent permitted by law, the rights or interests of any Participant to any benefits or future payments hereunder shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of any such Participant, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign (either at law or in equity) any of the benefits or rights which he or she may expect to receive (contingently or otherwise) under the Plan, except as expressly provided under the Plan or required by law.

         4.03 Nominees. The Trustee may register any Company Stock or other property held by it as Trust Assets hereunder in its own name or in the name of its nominees, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and may hold any securities in bearer form; but the books and records of the Trustee shall at all times reflect that all such investments are part of the Trust.

         4.04 Litigation. Any final judgment that is not appealed or appealable and which may be entered in any suit or legal proceeding regarding this Trust shall be binding and conclusive on the parties hereto and all persons having or claiming to have an interest in the Trust. In the defense of any suit or legal proceeding arising in connection with this Trust, the Company shall have the right to control such defense, including, without limitation, the right to negotiate, compromise or settle such suit or legal proceeding, in the Company's sole discretion. The Trustee shall have the right to participate in, but not control, the defense of any such suit or legal proceeding. In the event the Company chooses not to control the defense of a suit or legal proceeding arising in connection with this Trust, the Trustee may undertake such defense in its discretion. In the event the Trustee undertakes such defense or elects to participate, the Company shall indemnify the Trustee to the extent provided under paragraph 4.09 of this Agreement against the Trustee's reasonable costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto except to the extent resulting from the Trustee's bad faith, fraud or willful criminal act or omission.

         4.05 Trustee's Actions Conclusive. Except as otherwise provided by law, the Trustee's exercise or non-exercise of its powers and discretion in good faith shall be conclusive on all persons. No one shall be obliged to see to the application of any money paid or property delivered to the Trustee. The certificate of the Trustee that it is acting in accordance with this Agreement will fully protect all persons dealing with the Trustee. If there is a disagreement between the Trustee and anyone as to any act or transaction reported in any accounting, the Trustee shall have the right to a settlement of its account by any proper court.



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         4.06   Benefit and Expense Payments. The Trustee shall make
distributions from the Trust Assets in accordance with the provisions of this paragraph 4.06. Any cash dividends on shares of Stock allocated to a Participant's Stock Account on the record date for such dividend (regardless of whether such Participant is vested in such Stock), and any other cash or income allocated to a Participant's Stock Account, shall be distributed to the Participant or Beneficiary as soon as practicable following the end of the calendar quarter in which such dividend or other cash or income is allocated to the Participant's Stock Account. The Committee shall direct the Trustee in writing to make distributions from the Trust at such times and in such amounts of Company Stock and/or cash to or for the benefit of the Participants entitled thereto under the Plan and to withhold such amounts (whether Company Stock or cash) as may be necessary to satisfy any applicable federal, state or local taxes. The Trustee shall forward such withheld amounts to the Company for reporting and remittance to the appropriate tax authorities. Any undistributed portion of a Participant's Stock Account under the Plan shall be retained in the Trust until the Committee directs its distribution. All taxes imposed on the Trust related to income credited to or attributable to Trust assets, unless paid by the Company shall be paid from Trust assets and charged against the Participant Stock Account to which the income is allocated, as though it were payable directly to the Participant. If distribution is directed in Company Stock, the Trustee or the Committee shall cause the Company to issue an appropriate stock certificate to the person entitled thereto, to be delivered to such person by the Committee. The Trustee shall notify the Committee of any such payments. Payment shall be made to a Participant from the Trust Assets in accordance with the terms of the Plan. The Trustee shall be protected in acting with or without Committee direction under this paragraph and shall be indemnified and saved harmless as provided in paragraph 4.09 of this Agreement.

         4.07 Missing Persons. If any payment directed to be made by the Trustee from the Trust Assets is not claimed by the person entitled thereto, the Trustee shall notify the Committee of that fact. Neither the Company, the Committee nor the Trustee shall have any obligation to search for or ascertain the whereabouts of any payee under this Trust.

         4.08 Liabilities Mutually Exclusive. To the extent permitted by law, the Company, the Trustee, the Committee and each member thereof shall be responsible only for his, her or its own acts or omissions. The Trustee shall not be liable for any action it takes or refrains from taking in accordance with proper directions of the Committee.

         4.09 Indemnification. To the extent permitted by law, neither the Trustee, nor any present or former Committee member, nor any person who is or was a director, officer, or employee of the Company, shall be personally liable for any act done, or omitted to be done, in good faith in the administration of this Trust. Any person to whom the Committee or the Company has delegated any portion of its responsibilities under the Trust, any person who is or was a director or officer of the Company, members and former members of the Committee, and each of them, shall, to the extent permitted by law, be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to this Trust) from and against any and all liability or claim of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Trust or the investment of the Trust Assets, including all expenses and settlement payments reasonably incurred in their defense if the Company fails to provide such defense after having been requested to do so in writing. The Trustee shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to this Trust) only with respect to liability or claim of liability to which the Trustee shall be subjected by reason


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of its good faith compliance with this Agreement or with any directions given in accordance with the provisions of the Trust by the Committee; provided, however, that to the extent required by Illinois General Corporation law, the payment by the Company of such defense-related expenses under this paragraph 4.09 to any such person shall be made prior to the final disposition of the subject proceeding only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to this indemnification. Notwithstanding the foregoing, the Company shall not indemnify any person for any amount incurred by any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise. The Trustee shall not be required to pay interest on any portion of the Trust Assets which is held uninvested at the direction of the Committee.

         4.10 Compensation and Expenses. All reasonable costs, charges and expenses (including taxes imposed on the Trust) incurred by the Trustee pursuant to this Agreement shall be paid from the Trust Assets to the extent not paid by the Company, and all other reasonable costs, charges and expenses incurred in the administration of this Trust shall be paid from the Trust Assets.

         4.11 Action by the Company. Any action with respect to this Trust required or permitted to be taken by the Company shall be by resolution of the Board, by the Committee, or by a person or persons authorized by resolution of the Board or the Committee.

         4.12 Evidence. Evidence required of anyone under this Agreement shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable.

         4.13 Waiver of Notice. Any notice required under this Agreement may be waived by the person entitled to receive such notice.

         4.14 Counterparts. This Agreement may be executed in two or more counterparts, any one of which will be an original without reference to the others.

         4.15 Definition and Gender. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto under the Plan. Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

         4.16 Scope of this Agreement. The Plan and this Trust will be binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, and upon the Company, the Committee, the Trustee, and their successors and assigns.

         4.17 Acceptance and Severability. The Trustee accepts this Trust and agrees to hold the Trust Assets, and all additions and accretions thereto, subject to all the terms and conditions of the Plan and this Agreement. If any provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and they shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

         4.18 Statutory References. Any references in this Agreement directly or indirectly to a section of the Internal Revenue Code or regulations promulgated thereunder shall include any comparable section or sections of any future legislation or regulation that amends, supplements or supersedes the section referred to in this Agreement.



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         4.19   Applicable Law. The Trust shall be construed in accordance with the laws of the State of Illinois to the extent not pre-empted by Federal Law.

                                   ARTICLE V
                       RESIGNATION OR REMOVAL OF TRUSTEE

         5.01 Resignation or Removal of Trustee. The Trustee may resign at any time by giving sixty (60) days advance written notice to the Company and the Committee. The Company or the Committee may remove a Trustee by giving written notice to the Trustee provided that such removal shall not become effective until the time immediately preceding the appointment of a successor Trustee pursuant to paragraph 5.02 of this Agreement.

         5.02 Successor Trustees. In the event of the resignation or removal of the Trustee, a successor Trustee shall be appointed by the Company in writing as soon as practicable. The Company shall give written notice of such appointment to the predecessor Trustee.

         5.03 Duties of Predecessor Trustee and Successor Trustee. A Trustee that resigns or is removed shall, within sixty (60) days of such event, furnish to the Committee and the successor Trustee a final account of its administration of the Trust. A successor Trustee shall succeed to the right and title of the predecessor Trustee in the assets of the Trust Assets and the predecessor Trustee shall deliver the property comprising the Trust Assets to the successor Trustee together with any instruments of transfer, conveyance, assignment and further assurances as the successor Trustee may reasonably require. All records concerning the Plan and the Trust are property of the Company and shall be transferred to the Company or the successor Trustee, at the Company's sole direction. Each successor Trustee shall have all the powers, rights and duties conferred by this Agreement as if named the initial Trustee. Subject to applicable law, no successor Trustee shall be personally liable for any act or failure to act of a predecessor Trustee.

                                   ARTICLE VI
                            AMENDMENT AND TERMINATION

         6.01 Amendment. This Trust may be amended from time to time by the Company, except as follows:

                (a) No such amendment shall cause the reduction or cessation of any vested interests of any Participant or materially reduce or otherwise materially impair the rights of a Participant in respect of cash or Stock allocated to his or her Stock Account except with the consent of such Participant;

                (b) No amendment to the Trust may be made which would cause or permit any part of the assets of the Trust or the income therefrom to be used for, or diverted to, purposes other than for the payment of expenses of the Trust or for the exclusive benefit of Participants, or which would cause any part of the assets of the Trust to revert to or become the property of the Company;

                (c) The duties and liabilities of the Trustee cannot be changed substantially without the consent of the Trustee; and




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                (d) The Trust may not be amended to make the Trust revocable.

         6.02 Termination. Except as otherwise provided in this paragraph 6.02, this Trust shall not terminate, and all the rights, titles, powers, duties, discretions and immunities on or reserved to the Trustee, the Company and the Committee shall continue in effect with respect to the Trust, until all benefits payable to Participants under the Plan have been paid and all assets have been distributed by the Trustee under the Trust and the Plan. Notwithstanding any other provision of this Trust, the Trust shall terminate one day prior to the expiration of a period of twenty-one (21) years after the death of the last to die of all Participants in the Plan who were Employees of the Company on the effective date of this Trust Agreement. Upon the written approval of all Participants entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments payable under the Plan have been made.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed on their behalf and by their respective officers thereunto duly authorized.



          ATTEST/WITNESS                       INFORMATION RESOURCES, INC.


                                               By
---------------------------------                 -----------------------------

                                               Its
                                                  -----------------------------


ATTEST/WITNESS                                  LASALLE BANK
                                                NATIONAL ASSOCIATION


                                                By
---------------------------------                  ----------------------------

                                                Its
                                                   ----------------------------






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